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Exhibit 99.1

KPMG LLP
1 St Peter's Square
Manchester
M2 3AE
United Kingdom

Independent Auditors' Report

The Board of Directors, Odeon and UCI Cinemas Holdings Limited

        We have audited the accompanying consolidated financial statements of Odeon and UCI Cinemas Holdings Limited and its subsidiaries ("the Company"), which comprise the consolidated balance sheet as of 31 December 2015, and the related consolidated profit and loss account, and consolidated statements of other comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements which, as described in Note 1 to the consolidated financial statements, have been prepared in accordance with UK Accounting Standards, including FRS 102, The Financial Reporting Standard applicable in the UK and Republic of Ireland (UK Generally Accepted Accounting Practice).

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with UK Generally Accepted Accounting Practice; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion

        As more fully disclosed in Note 1 to the consolidated financial statements, UK Generally Accepted Accounting Practice requires that consolidated financial statements be presented with comparative financial information. The accompanying consolidated financial statements have been prepared solely for the purpose of meeting the requirements of Rule 3-05 of Regulation S-X of the US Securities and

Exchange Commission ("Rule 3.05"). Rule 3.05 only requires the accompanying consolidated financial statements to be prepared as of and for the year ended 31 December 2015; accordingly no comparative financial information is presented.

Qualified Opinion

        In our opinion, except for the omission of comparative financial information described in the Basis for Qualified Opinion paragraph above, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Odeon and UCI Cinemas Holdings Limited and its subsidiaries as of 31 December 2015 and the results of their operations and their cash flows for the year then ended in accordance with UK Generally Accepted Accounting Practice.

Emphasis of Matter

        The Company prepared its consolidated financial statements in accordance with UK Generally Accepted Accounting Practice, which differs in certain respects from U.S. generally accepted accounting principles. Information relating to the qualitative nature of such differences is presented in note 30 to the consolidated financial statements. Our opinion is not modified with respect to this matter.

KPMG LLP
Manchester, United Kingdom
20 October 2016

Odeon and UCI Cinemas Holdings Limited

Consolidated Profit and Loss Account

For the year ended 31 December 2015

	Note	2015 Total
		£m
Turnover	3	747.2
Cost of sales		(274.3)

Gross profit		472.9
Administration expenses		(415.2)

Group operating profit		57.7

Operating profit analysed as:
Group operating profit before exceptional items		36.1
Exceptional Costs	4	(12.5)
Exceptional Income	4	34.1

Group's share of profit in joint ventures		0.2
Profit on disposal of properties	4	10.5

Profit on ordinary activities before interest and taxation		68.4
Other interest receivable and similar income	5	23.0
Interest payable and similar charges	6	(95.4)

Loss on ordinary activities before taxation		(4.0)
Tax on loss on ordinary activities	7	(0.9)

Loss for the financial year		(4.9)

All operations were continuing.

The accompanying notes form an integral part of these
consolidated financial statements.

Odeon and UCI Cinemas Holdings Limited

Consolidated Statement of Other Comprehensive Income

For the year ended 31 December 2015

	Note	2015
		£m
Loss for the year		(4.9)

Other comprehensive income/(expense)
Foreign exchange differences on translation of foreign operations		(8.2)
Remeasurement of the net defined benefit pension asset	22	3.4
Effect of asset limit on remeasurement of net defined pension asset	22	(5.3)

Other comprehensive loss for the year, net of income tax		(10.1)

Total comprehensive loss for the year		(15.0)

There is no difference between the loss on ordinary activities before taxation and the loss for the year stated above and their historical cost equivalents.

The accompanying notes form an integral part of these
consolidated financial statements.

Odeon and UCI Cinemas Holdings Limited

Consolidated Balance Sheet

At 31 December 2015

	Note	2015
		£m	£m
Fixed assets
Intangible assets	8		124.6
Tangible assets	9		418.6
Investments in joint ventures			1.0

			544.2
Current assets
Stocks	11	7.3
Debtors due within one year	12	56.9
Debtors due after more than one year	13	16.5
Cash at bank and in hand	14	58.8

		139.5
Creditors: amounts falling due within one year	15	(190.6)

Net current liabilities			(51.1)

Total assets less current liabilities			493.1
Creditors: amounts falling due after more than one year	16	(1,066.1)
Provisions for liabilities
Deferred tax liability	20	(6.2)
Provisions	21	(35.1)
Pensions and similar obligations	22	(0.6)

			(1,108.0)

Net liabilities			(614.9)

Capital and reserves
Called up share capital	23		120.6
Other reserves			(10.3)
Profit and loss account			(725.2)

Shareholders' deficit			(614.9)

The accompanying notes form an integral part of these
consolidated financial statements.

Odeon and UCI Cinemas Holdings Limited

Consolidated Statement of Changes in Equity

For the year ended 31 December 2015

	Called up share capital	Merger reserve	Profit and loss account	Total shareholders' deficit
	£m	£m	£m	£m
Balance at 1 January 2015	120.6	(10.3)	(710.2)	(599.9)
Total comprehensive loss for the period
Loss for the year	—	—	(4.9)	(4.9)
Other comprehensive loss	—	—	(10.1)	(10.1)

Total comprehensive loss for the period	—	—	(15.0)	(15.0)

Balance at 31 December 2015	120.6	(10.3)	(725.2)	(614.9)

The accompanying notes form an integral part of these
consolidated financial statements

Odeon and UCI Cinemas Holdings Limited

Consolidated Statement of Cash Flows

For the year ended 31 December 2015

	Note	2015
		£m
Cash flows from operating activities
Loss for the year		(4.9)
Adjustments for:
Depreciation	4	51.5
Amortisation	4	11.6
Interest receivable and similar income	5	(23.0)
Interest payable and similar charges	6	95.4
Profit on disposal of properties	4	(10.5)
Share of operating profit of joint ventures		(0.2)
Taxation	7	0.9

		120.8
Decrease in trade and other debtors	12,13	0.3
Increase in stocks	11	(1.4)
Increase in trade and other creditors	15,16	11.6
Decrease in provisions and employee benefits	21,22	(33.1)

		98.2
Tax received		0.5

Net cash from operating activities		98.7

Cash flows from investing activities
Proceeds from sale of tangible fixed assets	4	12.2
Acquisition of a subsidiary	2	(0.5)
Acquisition of tangible fixed assets	9	(33.6)

Net cash used in investing activities		(21.9)

Cash flows from financing activities
Interest paid		(38.8)
Repayment of borrowings		(0.9)
Payment of finance lease liabilities		(1.4)

Net cash used in financing activities		(41.1)

Net increase in cash and cash equivalents		35.7
Cash and cash equivalents at 1 January	14	24.2
Effect of exchange rate fluctuations on cash held		(1.1)

Cash and cash equivalents at 31 December	14	58.8

The accompanying notes form an integral part of these
consolidated financial statements

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements

1 Accounting policies

        Odeon and UCI Cinemas Holdings Limited (the "Company" or the "Group") is a company limited by shares and incorporated and domiciled in the UK.

1.1   Basis of preparation

        The purpose of these consolidated financial statements is to meet the reporting requirements of Rule 3-05 of Regulation S-X and accordingly they do not include comparative figures.

        The year ended 31 December 2015 is the first for which the Group has prepared consolidated financial statements in accordance with Financial Reporting Standard 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland ("FRS 102") as issued in September 2015. These consolidated financial statements were prepared under the historical cost accounting rules. Assets acquired as part of business combinations are recognised at fair value at the acquisition date. The presentation currency of these financial statements is sterling.

        The Group transitioned from previously extant UK generally accepted accounting practice ("UK GAAP") to FRS 102 as at 1 January 2014.

        FRS 102 grants certain first-time adoption exemptions from the full requirements of FRS 102. The following exemptions have been applied in these financial statements:

  •
  Business combinations—business combinations that took place prior to transition date have not been restated.

  •
  Designation of previously recognised financial instruments—certain financial assets and liabilities were at the transition date designated at fair value through profit or loss.

  •
  Lease incentives—for leases commenced before transition date the Group continued to account for lease incentives under previous UK GAAP.

        These consolidated financial statements were approved by the Board of Directors on 20 October 2016.

        The accounting policies set out below have, unless otherwise stated, been applied consistently.

1.2   Impact of implementation of FRS 102

        In these financial statements the Group has implemented FRS 102, the new UK GAAP accounting framework, which has necessitated changes to its accounting policies in the following areas:

  •
  Loyalty Awards; Under FRS 102.23.9 an entity is required to account for award credits as a separately identifiable component of the sale. Previously the group accounted for the cost of providing the rewards rather than the revenue.

  •
  Interest Rate Swap; Under FRS 102.12.6 to 12.8 derivatives are recognised on the balance sheet at fair value through profit and loss. Previously interest rate swaps were held off balance sheet until the related transaction occurred.

  •
  Lease incentives; Lease incentives were previously accounted for over the shorter of the lease term and the period to the rent review. Under FRS 102.20.15 lease incentives are now recognised over the lease term, except where covered by the first time adoption exemption taken, as described above.

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

1 Accounting policies (Continued)

1.3   Going concern

        The financial statements are prepared on a going concern basis. The directors have formally considered and concluded that this remains appropriate. The directors' assessment includes a review of detailed periodic funding requirements and sensitivity analysis. The conclusion has been reached despite the fact that the consolidated balance sheet shows a shareholders' deficit and net current liabilities, because the Group and Company have long term funding in place. Further detail is set out below.

        Following a refinancing in May 2011, senior secured notes totalling £300 million and €200 million are in issue. The term of the notes is 7 years. Furthermore, agreements were entered during May 2011 that provide the Group with a £90 million committed Revolving Credit Facility ("RCF") for working capital management and other purposes, which put the Group in a strong liquidity position. The RCF was due to expire in May 2017, but was extended under the same terms and is now due to expire in November 2017. Under these new financing arrangements, there are no regular maintenance covenant ratio tests: ratios are tested only upon certain events which are within the control of the Group, such as raising additional external debt.

        The directors have reviewed forecast monthly cash requirements, including reasonable sensitivities, and are satisfied that there is sufficient headroom under the Group's existing facilities.

1.4   Basis of consolidation

        Odeon and UCI Cinemas Holdings Limited was incorporated on 19 March 2007. On 4 April 2007 a group structure amendment took place with the result that Odeon and UCI Cinemas Holdings Limited was introduced as a new holding company for the group. Merger accounting was adopted as the basis of consolidation following this group structure amendment. By adopting this accounting treatment the consolidated financial information included in these accounts has been shown as though the structure change had occurred prior to 1 January 2007.

        The consolidated financial statements include the financial statements of the Company and its subsidiary undertakings made up to 31 December 2015. The acquisition method of accounting has been adopted for acquisitions completed subsequent to the April 2007 group structure amendment. Under this method, the results of subsidiary undertakings acquired or disposed of in the year are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal. The Group's share of the profits less losses of joint ventures is included in the consolidated profit and loss account and its interest in their net assets is included in investments in the consolidated balance sheet.

1.5   Foreign currency

        Transactions in foreign currencies are translated to the Group companies' functional currency at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated to the functional currency at the foreign exchange rate ruling at that date. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are retranslated to the functional currency at foreign exchange rates ruling at the dates the fair value was determined. Foreign exchange differences arising on translation are recognised in the

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

1 Accounting policies (Continued)

profit and loss account. The foreign currency assets and liabilities of subsidiary undertakings are translated at the closing exchange rates. Profit and loss accounts of such undertakings are consolidated at the monthly average rates of exchange during the year. Gains and losses arising on these translations are generally taken to reserves; they are taken through the profit and loss account for the year only to the extent that translation gains or losses in relation to foreign currency assets are exceeded by those on foreign currency borrowings, excluding borrowings in place as long term strategic funding which are not expected to be settled without replacement.

1.6   Accounting estimates and judgements

        The preparation of financial statements requires management to make judgements and estimates that affect the application of accounting policies and reported amounts of assets, liabilities, income and expense. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected. Information about significant areas of estimation, uncertainty and critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the financial statements are described below.

Onerous leases

        Provision is made for onerous leases, on annual review, where the cost of meeting the lease obligation exceeds the operating benefit of the site. In calculating the provision assumptions are made about future cash flows and discount rates thereof. The Directors consider these assumptions to be their best estimates of future cash flows and most appropriate discount rates. Management review the sensitivity of these when making the provision.

Defined benefit pension plan

        The obligations under the defined benefit pension plans are calculated by independent actuaries, with input from Management. Assumptions are made regarding discount rates, asset return rates, salary progression and mortality rates, as detailed in note 22. Management consider the assumptions used to be the most appropriate for the calculations.

Impairment of assets

        Assets are impaired if the group considers that indications of impairment exist. Indicators include estimated future cash flows, with assumptions made on the most appropriate discount rate to apply. The assumptions and estimates used are considered appropriate for these calculations.

1.7   Financial instruments

Trade and other debtors / creditors

        Trade and other debtors are recognised initially at transaction price less attributable transaction costs. Trade and other creditors are recognised initially at transaction price plus attributable transaction costs. Subsequent to initial recognition they are measured at amortised cost using the effective interest method, less any impairment losses in the case of trade debtors. If the arrangement constitutes a financing transaction, for example if payment is deferred beyond normal business terms, then it is

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

1 Accounting policies (Continued)

measured at the present value of future payments discounted at a market rate of interest for a similar debt instrument.

Interest-bearing borrowings classified as basic financial instruments

        Interest-bearing borrowings (excluding loan notes) are recognised initially at the present value of future payments discounted at a market rate of interest. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost using the effective interest method, less any impairment losses.

Loan notes

        Loan notes are held in the balance sheet at their issued amount less directly attributable issue costs plus the accrued finance charge which has arisen on them. The finance charge accrues at a constant rate over the term of the notes.

Senior secured notes

        Senior secured notes are stated net of unamortised issue costs. Interest accrued on the senior secured notes is shown within accruals.

Investments

        Investments held as fixed assets are stated at cost less provisions for any impairment.

Cash and cash equivalents

        Cash, for the purpose of the cash flow statement, comprises cash in hand and deposits repayable on demand, less overdrafts payable on demand.

Derivatives

        The Group enters into interest rate swaps to manage the interest rate risk arising from the Group's sources of finance. Changes in the fair value of the interest rate swap are charged to the profit and loss account.

1.8   Tangible fixed assets

        Tangible fixed assets are stated at cost less accumulated depreciation and accumulated impairment losses. Depreciation is charged to the profit and loss account on a straight-line basis over the estimated useful lives of each part of an item of tangible fixed assets. Leased assets are depreciated over the

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

1 Accounting policies (Continued)

shorter of the lease term and their useful lives. Land is not depreciated. The estimated useful lives or depreciation rate are as follows:

• Freehold buildings	-	2% per annum
• Long leasehold property	-	over the period of the lease to a maximum of 50 years
• Short leasehold property	-	over the period of the lease
• Plant, fixtures and fittings	-	4-33% per annum

        Depreciation methods, useful lives and residual values are reviewed if there is an indication of a significant change since the last annual reporting date in the pattern by which the company expects to consume an asset's future economic benefits.

        Assets under construction (the construction and redevelopment of cinemas) are not depreciated as these assets are not available for use in the business.

Digital projection

        Certain digital projectors and related assets located and operated in Group premises, which are funded and legally owned by independent third parties, are recognised in the Group's consolidated balance sheet and a corresponding deferred income creditor of the same carrying value is recognised. The fixed assets are depreciated over their estimated useful lives and the corresponding deferred income balance is released against this depreciation over the same period.

1.9   Goodwill

        Goodwill is stated at cost less any accumulated amortisation and accumulated impairment losses. Goodwill is allocated to cash-generating units or groups of cash-generating units that are expected to benefit from the synergies of the business combination from which it arose.

        Goodwill is amortised on a straight line basis over its useful life. Goodwill has no residual value. The finite useful life of goodwill is estimated to be 20 years.

        The company reviews the amortisation period and method when events and circumstances indicate that the useful life may have changed since the last reporting date. Goodwill is tested for impairment in accordance with Section 27—Impairment of assets when there is an indication that it may be impaired.

1.10 Stocks

        Stocks are stated at the lower of cost and net realisable value.

1.11 Impairment

        The carrying amounts of the Group's assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the fixed assets of income-generating units may not be recoverable. Indications include the recognition of an onerous lease provision in relation to specific income-generating units. If this or any other such indication exists, the recoverable amount is estimated and an appropriate impairment loss is recognised.

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

1 Accounting policies (Continued)

Reversals of impairment

        An impairment loss is reversed where the recoverable amount increases as a result of a change in economic conditions or in the expected use of the asset.

        An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

1.12 Employee benefits

Defined contribution plans and other long term employee benefits

        A defined contribution plan is a post-employment benefit plan under which the company pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. The Group operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the Group in an independently administered fund. The amount charged to the profit and loss account represents the contributions payable to the scheme in respect of the accounting period.

Defined benefit plans

        The Group operates three pension schemes providing benefits based on final pensionable pay. The assets of the schemes are held separately from those of the Group. The schemes have been closed to future benefit accrual for a number of years.

Defined benefit plans

        A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The entity's net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value. The fair value of any plan assets is deducted. The entity determines the net interest expense/(income) on the net defined benefit liability/(asset) for the period by applying the discount rate as determined at the beginning of the annual period to the net defined benefit liability/(asset) taking account of changes arising as a result of contributions and benefit payments.

        The discount rate is the yield at the balance sheet date on AA credit rated bonds denominated in the currency of, and having maturity dates approximating to the terms of the entity's obligations. A valuation is performed annually by a qualified actuary using the projected unit credit method. The entity recognises net defined benefit plan assets to the extent that it is able to recover the surplus either through reduced contributions in the future or through refunds from the plan.

        Changes in the net defined benefit liability arising from employee service rendered during the period, net interest on net defined benefit liability, and the cost of plan introductions, benefit changes, curtailments and settlements during the period are recognised in profit or loss.

        Remeasurement of the net defined benefit liability or asset is recognised in the statement of other comprehensive income.

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

1 Accounting policies (Continued)

Long term incentive plans

        Share-based payment transactions in which the Company receives goods or services by incurring a liability to transfer cash or other assets that is based on the price of the entity's equity instruments are accounted for as cash-settled share-based payments. The fair value of the amount payable to employees is recognised as an expense, with a corresponding increase in liabilities, over the period in which the employees become unconditionally entitled to payment. The liability is remeasured at each balance sheet date and at settlement date. Any changes in the fair value of the liability are recognised in profit or loss.

        Other long term incentive plans are recognised at the best estimate of fair value spread across the time period in which the benefit is earned by the employee.

1.13 Provisions

        A provision is recognised in the balance sheet when the entity has a present legal or constructive obligation as a result of a past event, that can be reliably measured and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are recognised at the best estimate of the amount required to settle the obligation at the reporting date.

        Where the parent company enters into financial guarantee contracts to guarantee the indebtedness of other companies within its group, the company treats the guarantee contract as a contingent liability in its individual financial statements until such time as it becomes probable that the company will be required to make a payment under the guarantee.

1.14 Turnover

        Turnover represents amounts charged to customers for goods, services and other income, stated net of value added tax, which is recognised based on the date the goods and services are received and the period over which the rental income is earned, and net of loyalty points earned and redeemed.

        The cost of loyalty points is treated as a deduction from sales and part of the fair value of the consideration received is deferred and subsequently recognised over the period that the rewards are redeemed or expire. The fair value of the points awarded is determined with reference to the fair value to the customer.

1.15 Expenses

Operating leases

        Rental costs under operating leases are charged to the profit and loss account over the period of the lease on a straight line basis. Certain leases contain inflation-driven rental uplifts with pre-determined minimums and the amount payable in respect of these uplifts is charged to the profit and loss account as it arises. Lease incentives received are recognised in profit and loss over the term of the lease as an integral part of the total lease expense.

        Provision is made for lease commitments on certain leasehold properties based on the expected exposure. The amount provided is based either on the future rental obligations net of risk adjusted anticipated operating profit from trading, discounted using a risk free discount rate, or management's best estimate of the expected exposure. Provision is made for the remaining period of the leases

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

1 Accounting policies (Continued)

identified, subject to a maximum of 25 years, after which the directors consider the impact of discounting upon the rental and trading projections renders them immaterial.

Finance leases

        Leases in which the entity assumes substantially all the risks and rewards of ownership of the leased asset are classified as finance leases. Assets acquired under finance leases are capitalised and the outstanding future lease obligations are shown in creditors.

Exceptional items

        In order for items to be classified as exceptional in the financial statements, they must: be significant in value; relate to events outside the ordinary course of business; or be one-off or non-recurring.

Pre-opening costs

        Operating costs incurred before a new cinema is opened are written off to the profit and loss account as incurred.

Interest receivable and interest payable

        Interest payable and similar charges include interest payable and finance leases recognised in profit or loss using the effective interest method, unwinding of the discount on provisions, and net foreign exchange losses that are recognised in the profit and loss account (see foreign currency accounting policy). Other interest receivable and similar income include interest receivable on funds invested and net foreign exchange gains.

        Interest income and interest payable are recognised in profit or loss as they accrue, using the effective interest method. Dividend income is recognised in the profit and loss account on the date the entity's right to receive payments is established. Foreign currency gains and losses are reported on a net basis.

1.16 Taxation

        The charge for taxation is based on the profit or loss for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes.

        Deferred tax is recognised, without discounting, in respect of all timing differences between the treatment of certain items for taxation and accounting purposes which have arisen but not reversed by the balance sheet date, except as otherwise required by FRS 102.

2 Acquisitions and disposal of businesses

        During 2015, the Group paid deferred consideration of £0.5m in relation to a 2011 acquisition.

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

3 Segmental Analysis

        The Group has two operating segments split by geographical location: UK & Ireland and Continental Europe.

2015	UK & Ireland	Continental Europe	Total
	£m	£m	£m
Revenue	402.7	344.5	747.2

Operating profit	28.3	29.4	57.7

Share of operating profit of JV			0.2
Profit on disposal of properties			10.5
Net finance costs			(72.4)
Tax			(0.9)

Loss after tax			(4.9)

4 Expenses

Included in profit/(loss) are the following:

2015
£m
Depreciation
—Finance Lease Assets	1.2
—Other Assets	50.3
—Digital production deferred income release	(6.8)
Amortisation of Goodwill	11.6
Property rental income	(1.6)
Rentals under operating leases—property	120.6
Exceptional Costs	12.5
Exceptional Income	(34.1)
Profit on disposal of properties	(10.5)

Exceptional Costs

        The exceptional costs in 2015 related to restructuring and preparation for the potential change of ownership of the group, which is described in note 29. The tax effect of the exceptional costs in 2015 was £0.7m.

Exceptional Income

        The exceptional income in 2015 related to:

  (i)
  a premium from a cinema landlord in exchange for granting an option to potentially terminate the lease;

  (ii)
  partial release of onerous lease provisions;

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

4 Expenses (Continued)

  (iii)
  partial release of provisions made against amounts receivable from subsidiaries of Odeon Property Group LLP, which were related parties; and

  (iv)
  other property matters.

        The tax effect of the exceptional income in 2015 was £4.7m.

Profit on disposal of properties

        The profit or loss on disposal of tangible fixed assets represents the difference between the proceeds due (net of disposal costs) and the net book value of the assets sold or scrapped.

5 Other interest receivable and similar income

2015
£m
Gain on fair value adjustment to carrying amount of interest rate swap	0.3
Net foreign exchange gain	22.8
Net interest income on net defined benefit plan assets	0.4
Other finance charges	(0.5)

Total other interest receivable and similar income	23.0

6 Interest payable and similar charges

2015
£m
Interest payable on bank loans and overdrafts	0.2
Interest payable on senior secured notes	34.6
Interest payable on shareholder loan notes	52.2
Amortisation of issue costs	3.2
Unwind of discount on provisions	2.6
Other financing costs	2.4
Share of joint ventures	0.2

Total interest payable and similar charges	95.4

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

7 Taxation

Total tax expense recognised in the profit and loss account, other comprehensive income and equity

2015
£m
Current tax
Current tax on income for the period	1.4
Adjustments in respect of prior periods	(1.3)

Total current tax	0.1
Deferred tax (note 20)
Origination and reversal of timing differences	0.8

Total deferred tax	0.8

Total tax	0.9

	2015
	Current tax	Deferred tax	Total tax
	£m	£m	£m
Recognised in profit and loss account	0.1	0.8	0.9

Analysis of current tax recognised in profit and loss

2015
£m
UK corporation tax	—
Share of tax of joint venture	—
Foreign tax	0.1

Total current tax recognised in profit and loss	0.1

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

7 Taxation (Continued)

Reconciliation of effective tax rate

2015
£m
Loss for the year	(4.9)
Total tax expense/(income)	0.9

Loss excluding taxation	(4.0)
Tax using the UK corporation tax rate of 20.25%	(0.8)
Effect of tax rates in foreign jurisdictions	0.8
Non-deductible expenses	9.0
Capital allowances in excess of depreciation for which no deferred tax asset was recognised	(1.4)
Other timing differences for which no deferred tax asset was recognised	(3.2)
Losses not utilised for which no deferred tax asset was recognised	0.8
Recognition of previously unrecognised deferred tax asset	(3.5)
Provision for local taxes	0.7
Under/(over) provided in prior years	(1.1)
Capital gains in excess of book value	0.2
Difference with deferred tax rate	(0.6)

Total tax expense/(income) included in profit or loss	0.9

        Reductions in the UK corporation tax rate from 23% to 21% were effective from 1st April 2014, falling to 20% on 1 April 2015. On 26th October 2015, further reductions to 19% from 1 April 2017 and 18% from 1st April 2020 were substantively enacted. The deferred tax balance included on the balance sheet has been calculated based on these rates.

8 Intangible assets and goodwill

Goodwill
£m
Cost
Balance at 1 January	239.8
Effect of movements in foreign exchange	(5.9)

Balance at 31 December	233.9

Amortisation
Balance at 1 January	99.4
Amortisation for the year	11.6
Effect of movements in foreign exchange	(1.7)

Balance at 31 December	109.3

Net book value
At 1 January 2015	140.4

At 31 December 2015	124.6

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

8 Intangible assets and goodwill (Continued)

        Goodwill is held at amortised cost, and amortisation is charged to operating profit.

        Impairment reviews have been performed in accordance with FRS 102. The directors have concluded that no goodwill impairment provision is required.

        The directors consider each acquisition separately for the purpose of determining the amortisation period of any goodwill that arises. Goodwill is amortised over 20 years on all acquisitions in these financial statements, representing the directors' best estimate of the useful economic life of the goodwill.

9 Tangible fixed assets

	Land and buildings	Plant, fixtures & fittings	Cinemas under construction	Total
	£m	£m	£m	£m
Cost
Balance at 1 January	374.5	467.5	6.3	848.3
Additions	1.2	10.7	24.8	36.7
Reclassifications	10.7	12.3	(23.0)	—
Disposals	(15.1)	(13.4)	(0.1)	(28.6)
Effect of movements in foreign exchange	(7.9)	(13.9)	(0.1)	(21.9)

Balance at 31 December	363.4	463.2	7.9	834.5

Depreciation and impairment
Balance at 1 January	129.6	268.5	—	398.1
Depreciation charge for the year	20.7	30.8	—	51.5
Disposals	(11.7)	(12.0)	—	(23.7)
Effect of movements in foreign exchange	(2.8)	(7.2)	—	(10.0)

Balance at 31 December	135.8	280.1	—	415.9

Net book value
At 1 January 2015	244.9	199.0	6.3	450.2

At 31 December 2015	227.6	183.1	7.9	418.6

Leased plant and machinery

        At the year end the net carrying amount of land and buildings leased under a finance lease was £3.8m. Depreciation for the year on assets held under finance lease was £1.2m.

        Included in the net carrying amount of plant, fixtures and fittings is £43.6m in respect of digital and related assets held under third party arrangements/agreements with an offsetting amount shown in deferred revenue. Depreciation for the year on these assets was £6.8m.

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

10 Fixed asset investments

Interests in Joint Ventures
£m
Cost
At beginning of year	1.9
Additions	—

At end of year	1.9

Share of post acquisition reserves
At beginning of year	(0.9)
Retained profits less losses	—

At end of year	(0.9)

Provisions
At beginning of year	—
Impairment losses	—

At end of year	—

Net book value
At 31 December 2015	1.0

11 Stocks

2015
£m
Goods for resale	7.3

12 Debtors amounts falling due within one year

2015
£m
Trade debtors	23.2
Prepayments and accrued income	20.5
Other debtors	13.2

56.9

13 Debtors amounts falling due after one year

2015
£m
Trade debtors	1.2
Prepayments and accrued income	3.7
Other debtors	5.6
Deferred tax assets (see note 20)	6.0

16.5

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

14 Cash

2015
£m
Cash at bank and in hand	58.8

15 Creditors: amounts falling due within one year

2015
£m
Bank loans and overdrafts (see note 17)	0.2
Trade creditors	47.7
Obligations under finance leases (see note 18)	1.6
Other creditors including taxation and social security	24.5
Corporation tax	0.6
Accruals and deferred income	116.0

190.6

16 Creditors: amounts falling after more than one year

2015
£m
Senior secured notes	447.4
Unamortised issue costs	(7.2)

440.2
Obligations under finance leases	3.6
Shareholder loan notes	536.3
Other creditors, accruals and deferred income	85.5
Shareholder loans	0.5

1,066.1

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

17 Interest-bearing loans and borrowings

        This note provides information about the contractual terms of the Group's interest-bearing loans and borrowings, which are measured at amortised cost.

2015
£m
Creditors falling due within one year
Bank loans	0.2
Finance lease liabilities	1.6

1.8

Creditors falling due in more than one year
Senior secured loans (excluding issue costs)	447.4
Shareholder loan notes	536.3
Shareholder loans	0.5
Finance lease liabilities	3.6

987.8

Total	989.6

        The maturity profile for the Group's senior secured notes, bank and other borrowings at 31 December was as follows:

2015
£m
Within 1 year, or on demand	1.8
Within one to two years	1.1
Within two to five years	985.5
Over five years	1.2

989.6
Un-amortised issue costs	(7.2)

982.4

        The senior secured notes and revolving credit facility are secured by liens over the assets of certain group companies. The asset classes secured, which vary by jurisdiction, include share capital, material bank accounts and other material assets.

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

18 Other interest-bearing loans and borrowings

Finance lease liabilities

        Finance lease liabilities are payable as follows:

Minimum lease payments 2015
£m
Less than one year	1.6
Between one and five years	2.4
More than five years	1.2

5.2

        The finance leases held relate principally to equipment and vehicles.

19 Derivatives

2015
£m
Amounts falling due within one year
Financial liabilities designated at fair value through profit or loss	—

        The Group borrows in the desired currencies at both fixed and floating rates of interest. Interest rate hedging contracts (swaps) have previously been used to generate the desired interest profile to manage the Group's exposure to interest rate fluctuations. The Group's policy is to maintain fixed interest rates, by means of hedging contracts if appropriate, covering between 50% and 100% of the senior secured notes. At the year-end approximately 67% of the Group's senior secured notes were at fixed rates. For Sterling denominated notes the fixed rate was 9.00%.

20 Deferred tax assets and liabilities

        Deferred tax assets and liabilities are attributable to the following:

	Assets 2015	Liabilities 2015	Net 2015
	£m	£m	£m
Accelerated capital allowances	(4.3)	(8.8)	(13.1)
Unused tax losses	10.3	0.4	10.7
Other	—	2.2	2.2

Tax assets/(liabilities)	6.0	(6.2)	(0.2)

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

20 Deferred tax assets and liabilities (Continued)

        The potential amounts of deferred tax not recognised are:

	Assets 2015	Liabilities 2015	Net 2015
	£m	£m	£m
Accelerated capital allowances	1.7	—	1.7
Unused tax losses	76.5	—	76.5
Other	7.7	—	7.7

Tax assets	85.9	—	85.9

        It is currently estimated there will be a net reversal of deferred tax liabilities of £3.3m in 2016 arising on fixed assets and other timing differences.

21 Provisions

Lease and other provisions
£m
Balance at 1 January 2015	66.3
Credited to profit and loss account	(18.0)
Provisions used during the year	(13.2)
Unwinding of discounted amount	2.6
Exchange differences	(2.6)

Balance at 31 December 2015	35.1

        Provision has been made for lease commitments and claims relating to certain properties. The amount provided is based either on the future rental obligations, net of anticipated operating profit from trading (risk adjusted as appropriate), or management's best estimate of the expected exposure. Provision has been made for the remaining period of the leases identified, subject to a maximum of 25 years, after which the directors consider the impact of discounting upon the rental and trading projections renders them immaterial.

22 Employee benefits

        The Group participates in two main defined benefit schemes in the UK, the ABC Cinemas Limited Pension Scheme (the "ABC plan") and the Optima 2 Pension Scheme (the "Optima 2 plan"). The Group also participates in a small defined benefit scheme in Ireland, the UCI Ireland Limited Staff Pension and Life Assurance Scheme (the "Ireland plan") and one defined contribution scheme in the UK, the Odeon DC Stakeholder Pension Scheme. Assets of the schemes are held separately from those of the Group in independently administered funds.

        The information disclosed below is in respect of the whole of the plans of the Group.

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

22 Employee benefits (Continued)

Net pension (liability)/asset

        The principal assets, liabilities and movements included in these financial statements for the three defined benefit schemes are summarised as follows:

	2015
	ABC Plan	Optima 2 Plan	Ireland Plan	Total
	£m	£m	£m	£m
Total fair value of assets	35.5	36.9	1.1	73.5
Present value of scheme liabilities	(24.2)	(33.1)	(1.7)	(59.0)

Surplus/(deficit)	11.3	3.8	(0.6)	14.5
Effect of asset limit	(11.3)	(3.8)	—	(15.1)

Deficit recognised	—	—	(0.6)	(0.6)

Actuarial gain in other comprehensive income	0.4	2.7	0.3	3.4

        The fair value of the schemes' assets, which are not intended to be realised in the short term and may be subject to significant change before they are realised, and the present value of the schemes' liabilities, which are derived from cash flow projections over long periods and thus inherently uncertain, are shown in the table above.

        The Directors consider the Ireland plan to be immaterial to these financial statements and have therefore chosen not to provide detailed disclosures in relation to it.

        The detailed disclosures for the ABC plan and the Optima 2 plan are shown in the remainder of this note.

        Both the ABC plan and the Optima 2 plan are closed to new members. The ABC plan is closed to future accrual from 1 November 2009. The Optima 2 plan is closed to future accrual from 1 January 2009. The latest full actuarial valuation for the ABC plan was carried out as at 30 April 2012 and was updated for FRS 102 purposes to 31 December 2015 by a qualified independent actuary. The latest full actuarial valuation for the Optima 2 plan was carried out as at 31 December 2012 and was updated for FRS 102 purposes to 31 December 2015 by a qualified independent actuary.

        The Group employs a building block approach in determining the long-term rate of return on pension plan assets. Historical markets are studied and assets with higher volatility are assumed to generate higher returns consistent with widely accepted capital market principles. The assumed long-term rate of return on each asset class is set out within this note. The overall expected rate of return on assets is then derived by aggregating the expected return for each asset class over the actual asset allocation.

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

22 Employee benefits (Continued)

Movements in present value of defined benefit obligation

	ABC Plan	Optima 2 Plan	Total
	£m	£m	£m
At 1 January 2015	26.6	36.1	62.7
Interest expense	0.9	1.3	2.2
Actuarial loss on scheme liabilities	(1.9)	(3.4)	(5.3)
Net benefits paid	(1.4)	(0.9)	(2.3)

At 31 December 2015	24.2	33.1	57.3

Movements in fair value of plan assets

	ABC Plan	Optima 2 Plan	Total
	£m	£m	£m
At 1 January 2015	36.3	36.2	72.5
Interest income	1.3	1.3	2.6
Actuarial gain on scheme assets	(1.5)	(0.7)	(2.2)
Contributions by employer	0.8	1.0	1.8
Benefits paid	(1.4)	(0.9)	(2.3)

At 31 December 2015	35.5	36.9	72.4

Expense recognised in the profit and loss account

	2015
	ABC Plan	Optima 2 Plan	Total
	£m	£m	£m
Net interest on net defined benefit liability	0.4	—	0.4

Total expense recognised in profit or loss	0.4	—	0.4

Expense recognised in other comprehensive income

	2015
	ABC Plan	Optima 2 Plan	Total
	£m	£m	£m
Actuarial return less expected return on pension scheme assets	(1.5)	(0.7)	(2.2)
Change in actuarial assumptions	1.9	3.4	5.3

Actuarial gain recognised in other comprehensive income	0.4	2.7	3.1

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

22 Employee benefits (Continued)

        The fair value of the plan assets and the return on those assets were as follows:

	2015 Fair value
	ABC Plan	Optima 2 Plan	Total
	£m	£m	£m
Equity Instruments	6.7	16.2	22.9
Debt Instruments	28.8	16.4	45.2
Cash and cash equivalents	—	0.2	0.2
Real Estate	—	4.1	4.1

Actual return on plan assets	35.5	36.9	72.4

        Principal actuarial assumptions (expressed as weighted averages) at the year-end were as follows:

	2015
	ABC Plan	Optima 2 Plan
	%	%
Discount rate	3.8	3.9
Rate of increase in salaries	2.0	2.0
Rate of increase in pensions-in-payment	2.0	2.9
Rate of increase in pensions in deferred pensions	3.0	2.0
Inflation Assumption	3.0	3.0

        The mortality assumptions are based on standard mortality tables which allow for future mortality improvements. The assumptions are that a member currently aged 65 will live on average for a further 21.6 years (ABC Plan) and for a further 21.8 years (Optima 2 Plan).

        For a member aged 40 in 2015, retiring in 25 years time, the assumptions are that they will live on average for a further 24.0 years after retirement (ABC Plan) and for a further 24.7 years after retirement (Optima 2 Plan).

        The pension cost relating to the defined benefit schemes is assessed in accordance with the advice of independent qualified actuaries using the projected unit method. As both the Optima 2 plan and ABC plan are closed to new members and future accrual, the current service cost is nil. The Group made special deficit reduction contributions of £1.0m (Optima 2 plan) and £0.8m (ABC plan). These rates are subject to review at future actuarial valuations.

Defined contribution plans

        The pension charge in respect of the defined contribution pension plans for the year ended 31 December 2015 was £1.2m. As at 31 December 2015 there were £0.2m outstanding contributions to be made to the Odeon DC Stakeholder Pension Scheme.

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

22 Employee benefits (Continued)

Other long-term benefits

Long term incentive plan

        A share-based long term incentive plan ("LTIP") is in place.

        During 2014, certain members of the executive management team purchased in cash shares in Odeon & UCI Cinemas Group Limited ("OUCGL"), a subsidiary of the Company. These shares (B, C and D ordinary) potentially enable them to participate in future value growth of the business.

        On a future sale of the business, executive management would have a right to sell their shares to the Company, and the Company would have a corresponding right to buy their shares, for a price determined in accordance with the share rights under the Articles of OUCGL and separate contractual arrangements.

        The method of settlement would depend on the nature of any future sale of the business.

        During 2015 the estimated fair value of the LTIP increased such that the Group recognised a liability. There are uncertainties regarding the liability and the charge to the consolidated profit and loss account in the period because the fair value depends upon assumptions regarding, inter alia, the equity value of the business and the timing of any future sale. The liability takes into account the directors' best estimates of these matters.

        The movement is the year is shown in the following table:

£m
Carrying amount of liability at 1 January 2015	—
Share-based payment expense in the period	5.8

Carrying amount of the liability at 31 December 2015	5.8

Other long term incentives

        The Group has other long term incentive schemes in place which are structured to pay bonuses to executive management and other employees through the normal payroll systems upon a change of ownership. Accrual has been made for the directors' best estimates of the fair values as at the balance sheet date.

23 Capital

Share capital

2015
£m
Allotted, called up and fully paid
120,644,970 A ordinary shares of £1 each	120.6

        The holders of A ordinary shares are entitled to receive dividends as declared from time to time and are entitled to attend, speak and vote at meetings of the Company (one vote per share).

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

23 Capital (Continued)

Dividends

        After the balance sheet date no dividends were proposed by the directors.

24 Operating leases

        Non-cancellable operating lease rentals are payable as follows:

Group 2015
£m
Less than one year	143.0
Between one and five years	541.1
More than five years	951.1

1,635.2

        During the year £120.6m was recognised as an expense in the profit and loss account in respect of operating leases. These leases relate primarily to cinema properties.

25 Commitments

Capital commitments

        Contractual commitments to purchase tangible fixed assets at the year-end were £2.9m.

26 Contingencies

        At 31 December 2015 certain group companies acted as guarantors under the terms of the £300m and €200m senior secured notes and the £90m revolving credit facility. Certain group companies also acted as guarantors of rent and other payments for other group companies.

27 Related parties

Identity of related parties with which the Group has transacted

        Terra Firma Investments (GP) 2 Limited, acting as general partner of the limited partnerships which constitute the Terra Firma Capital Partners II Fund, Terra Firma Capital Partners II LP-H, TFCP II Co-Investment 2 LP and TFCP II Co-Investment 2A LP ("Terra Firma"), has the ability to exercise a controlling influence over the Company through the holding of shares in a parent of the Company. The directors therefore consider it to be a related party.

        Monterey Capital III Sarl ("Monterey"), a company registered in Luxembourg, was the immediate parent of the Company at 31 December 2015, and the directors therefore consider it to be a related party.

        During April 2007, certain group companies entered into sale and leaseback arrangements in relation to freehold and leasehold properties. Terra Firma had the ability to exercise a controlling influence over the companies with which the sale and leaseback transactions took place (the "PropCos") through the holding of shares. The directors therefore considered them to be related parties. The total consideration for the properties sold in 2007, excluding VAT, was £178.8m. The

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

27 Related parties (Continued)

consideration was partly settled during May 2007. During April 2009, the Company advanced £20.0m to the PropCos. Further settlements in cash were received by the Group during 2013 and 2014.

        During 2015 a process to dissolve the PropCos was initiated. Prior to this, all balances with the Group were extinguished through settlements in cash totalling £2.8m and the release of a provision and none remained at 31 December 2015. Interest income from the PropCos in 2015 was nil. Rental expense payable to the PropCos in 2015 was nil.

        The Group receives screen advertising services from Digital Cinema Media, a joint venture in which it has a 50% ownership interest.

Transactions with key management personnel

        Total Directors' remuneration was £2.5m for the year, of which the highest paid director received £1.2m. No contributions to a Group pension scheme were made in relation to the highest paid director. No Directors accrued retirement benefits in 2015.

        Long term incentive plans for management are outlined in note 22. There were no other transactions with key management personnel during the year.

Other related party transactions

	Income received 2015	Finance (income)/ expense 2015
	£m	£m
Entities with control, joint control or significant influence over the Group	—	52.2
Entities over which Group has control, joint control or significant influence (subject to wholly owned exemption)	16.3	(0.1)

	16.3	52.1

	Receivables outstanding 2015	Creditors outstanding 2015
	£m	£m
Entities with control, joint control or significant influence over the Group	—	536.8
Entities over which Group has control, joint control or significant influence (subject to wholly owned exemption)	4.1	—

	4.1	536.8

28 Ultimate parent company and parent company of larger group

        The directors regard Terra Firma Holdings Limited, a company registered in Guernsey, as the ultimate parent entity. The ultimate controlling party is Guy Hands.

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

29 Subsequent events

        On 12 July 2016, AMC Theatres (AMC Entertainment Holdings, Inc.) announced that it had entered into a definitive agreement to acquire Odeon & UCI Cinemas Group from private equity firm Terra Firma. The transaction is expected to be completed in the fourth quarter of 2016; it is conditional upon antitrust clearance by the European Commission.

30 Summary of the significant differences between UK GAAP and US GAAP

        The accompanying consolidated financial statements have been prepared in accordance with UK Generally Accepted Accounting Practice ("UK GAAP"), including FRS 102. Such practice differs in certain respects from US Generally Accepted Accounting Principles ("US GAAP"). A summary of significant differences applicable to the Group is set out below:

(a)
Business combinations, intangible assets and goodwill

        Under previous UK GAAP, identifiable intangible assets were not required to be separately identified and recorded on a Company's balance sheet in connection with a business combination. Under US GAAP, identifiable intangible assets, such as tradenames and favourable / unfavourable leases are required to be separately identified and determined to be indefinite-lived or definite-lived assets.

        Under UK GAAP, transaction expenses are capitalised as part of acquisition consideration. Under US GAAP acquisition-related costs are expensed in the period in which the costs are incurred.

(b)
Amortisation and impairment

        Under UK GAAP, goodwill is amortised, typically over a period of 20 years or less. Under US GAAP, goodwill is not amortised, but instead is tested at least annually for impairment or more frequently as events may trigger a need for an impairment analysis.

(c)
Leases

Onerous lease provisions

        Under UK GAAP, a liability equal to the present value of the obligation is recorded for leased properties that are still in use and expected to generate future losses. US GAAP prohibits the recognition of a liability for future losses until the entity terminates the contract or ceases to use the rights under the contract.

Lease incentives

        Under UK GAAP, lease premiums received from the landlord in exchange for an option to terminate the lease at the landlord's discretion are expensed over the period until the lease termination option becomes exercisable, occasionally resulting in up front recognition of the full lease incentive payment. Under US GAAP, such lease premiums are expensed over the remaining non-cancellable term of the lease.

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

30 Summary of the significant differences between UK GAAP and US GAAP (Continued)

Capital leases

        Under UK GAAP, a lease is classified as a finance lease if it transfers substantially all of the risks and rewards of ownership; otherwise, it is classified as an operating lease. Under US GAAP, a lessee classifies a lease as a capital lease if any one of four specified criteria is met; otherwise, it is an operating lease. Certain of the criteria contain bright-line tests that, if met, would require a lessee to classify a lease as a capital lease.

Build to suit leases and sale-leaseback transactions

        UK GAAP does not contain specific guidance on accounting for arrangements where the lessee is involved in the construction of the leased asset and such leases may be treated as operating leases. Where it is determined under US GAAP that the lessee has substantially all of the construction period risk, the lessee is considered to be the owner of the asset during construction and recognises an asset and liability related to the build-to-suit lease on its balance sheet. When construction is complete and the lease term begins, the lessee may only account for the deemed sale-leaseback transaction if certain conditions are met. A seller-lessee is precluded from accounting for the transaction as a sale when it has any continuing involvement. UK GAAP does not have similar sale-leaseback recognition criteria.

Operating leases

        UK GAAP does not require fixed escalation clauses intended to represent expected general inflation to be reflected in the calculation of straight-line rent expense. Under US GAAP, operating lease costs, including fixed escalation clauses, are recognised on a straight line basis over the lease term.

(d)
Long-lived assets

        Under UK GAAP, reversals of impairments on long-lived assets are permitted but should not exceed the carrying amount that would have been determined had no impairment loss been recognized in the past. US GAAP does not allow for the reversal of a previously recognized impairment loss on a long-lived asset held and used.

(e)
Share-based compensation costs

        Under UK GAAP, share-based compensation expense is recognised for cash-settled awards with a non-market performance condition, such as an exit event, when it becomes more likely than not that the vesting condition will be satisfied. Under US GAAP, compensation cost related to awards with performance conditions based on change in control is only recognised when the event occurs.

(f)
Pensions

        Under UK GAAP, the net pension assets associated with an overfunded pension plan are generally not recognized on the face of the balance sheet. US GAAP requires the recognition of such pension assets on the balance sheet.

        Under UK GAAP, actuarial losses or gains are recognised immediately through other comprehensive income during the year of occurrence. Under US GAAP, these are recognised in other comprehensive income and amortised through the income statement over the average life expectancy of

Odeon and UCI Cinemas Holdings Limited

Notes to the Consolidated Financial Statements (Continued)

30 Summary of the significant differences between UK GAAP and US GAAP (Continued)

inactive participants following the corridor approach, which allows the Company to defer amortization of actuarial losses or gains through the income statement based on specified thresholds.

(g)
Taxes

        UK GAAP requires an entity's measurement of the deferred tax impact on timing differences to reflect its expectation as to the manner in which it will recover an asset or settle a liability. US GAAP requires deferred tax to be measured based on an assumption that the underlying asset (liability) will be recovered (settled) in a manner consistent with its current use in the business.

        Under UK GAAP, where an asset is acquired other than via a business combination and its tax base is lower than the consideration paid, the difference does not meet the definition of a timing difference and so no deferred tax is recognised. Under US GAAP, the amount recognised for the asset acquired is grossed up and a deferred tax liability is established such that the overall impact on net assets is equal to the consideration paid.

        Under UK GAAP deferred tax assets are only recognised to the extent realisation is probable. Under US GAAP deferred tax assets are recognised in full and a valuation allowance is separately recognised to the extent it is more likely than not that the deferred tax asset will not be realised.

(h)
Classification and presentation differences

        In addition to the differences between UK GAAP and US GAAP related to the recognition and measurement of transactions by the Company, there are also differences in the manner in which items are classified and presented in the Group's financial statements.

        Under UK GAAP, exceptional items are required or expressly permitted to be disclosed by virtue of their size or incidence. Details of the exceptional items are set out in Note 4. Under US GAAP, items are not presented as exceptional, rather US GAAP requires the presentation of unusual or infrequently occurring items on the face of the financials or in the notes. In addition, UK GAAP permits the inclusion of non-GAAP measures on the face of the primary statements whereas US GAAP does not.

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  Exhibit 99.1
Odeon and UCI Cinemas Holdings Limited Consolidated Profit and Loss Account For the year ended 31 December 2015
Odeon and UCI Cinemas Holdings Limited Consolidated Statement of Other Comprehensive Income For the year ended 31 December 2015
Odeon and UCI Cinemas Holdings Limited Consolidated Balance Sheet At 31 December 2015
Odeon and UCI Cinemas Holdings Limited Consolidated Statement of Changes in Equity For the year ended 31 December 2015
Odeon and UCI Cinemas Holdings Limited Consolidated Statement of Cash Flows For the year ended 31 December 2015
Odeon and UCI Cinemas Holdings Limited Notes to the Consolidated Financial Statements